EXHIBIT 99.1

NEWS RELEASE
For release November 11, 2002

Contact: John T Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ANNOUNCES EARNINGS FOR THIRD QUARTER

SANTA MONICA, CA . . . . For the third quarter ended September 30, 2002 and based on the average fully diluted shares outstanding of 23,433,000, Anworth Mortgage Asset Corporation (AMEX: ANH) today reported net income of $12,101,000 or $0.52 per share.

Mortgage assets held at the end of the third quarter of 2002 were approximately $2.37 billion. Anworth’s mortgage assets fall into four categories: 36% Agency ARMS, 45% Agency hybrid ARMS, 15% Agency fixed-rate MBS, and 4% Agency floating-rate CMO.

The average coupon of the mortgage assets was 5.40%. The unamortized premium was $56 million or 2.46% of the par value of the mortgage assets. During the quarter ended September 30, the CPR of the mortgage assets was 28% and the CPR of the adjustable rate MBS was 34%. The adjustable rate MBS average term to the next interest rate reset date was 18 months.

Average shareholder equity for the quarter was $237 million. The return on average equity for the quarter was 5.11% or 22.1% on an annualized compounded basis.

The book value on September 30, 2002 was $249.8 million or $10.39 per share based on 24,050,418 shares outstanding on that date.

At September 30, 2002, the outstanding repurchase agreement balance was $2.11 billion with an average interest rate of 2.05% and an average maturity of 196 days.

Commenting on Anworth’s operations, Lloyd McAdams, President, Chairman and CEO, stated, “We are pleased that the Company has again generated income per share greater than the dividend of $0.50 per share. This reflects the continued favorable yield curve and spread environment that we have experienced during the past several quarters.”

McAdams continued, “It also appears that the recent decline in the Fed Funds rate is likely to prolong this favorable yield curve environment.”

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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